Exhibit 99.4

CISCO SYSTEMS, INC.

STOCK OPTION ASSUMPTION AGREEMENT

Dear «First_Name» «Lastname»:

As you know, on August 6, 2004 (the “Closing Date”) Cisco Technology, Inc., a subsidiary of Cisco Systems, Inc. (“Cisco”) acquired the entire issued share capital of Parc Technologies Limited (“Parc”) (the “Acquisition”) pursuant to the terms of the stock purchase agreement by and between Cisco Technologies, Inc., and Parc dated July 7, 2004 (the “Merger Agreement”). On the Closing Date you held one or more outstanding options to purchase Parc preferred shares granted to you under the Parc Technologies Preference Share Option Plan (the “Plan”). Pursuant to the Merger Agreement, on the Closing Date Cisco assumed all obligations of Parc under your outstanding option (or options). This Stock Option Assumption Agreement (the “Agreement”) evidences the terms of Cisco’s assumption of an option (or options) to purchase Parc preferred shares granted to you under the Plan (the “Parc Option”), and documented by a share option agreement (or share option agreements) entered into by and between you and Parc (the “Option Agreement(s)”), including the necessary adjustments for assumption of the Parc Option(s) that are required by the Acquisition as set out in this Agreement.

The table below summarizes your Parc Option(s) immediately before and after the Acquisition:

PARC OPTION			ASSUMED PARC OPTION
Grant Date	No. of Parc Preference Shares	Exercise Price per Share	No. of Shares of Cisco Stock	Exercise Price per Share
«Grant_Date»	«Parc_No»	$«ParcExPrice»	«Cisco_No»	$«CiscoExPrice»
The Vesting Commencement Date is:			The Expiration Date is:

The post-Acquisition adjustments are based on an option exchange ratio of 5.69797 (“the Option Exchange Ratio”) and are intended to: (i) assure that the total spread of your assumed Parc Option(s) (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition and (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition. The number of shares of Cisco common stock subject to your assumed Parc Option(s) was determined by multiplying the Option Exchange Ratio by the number of preferred shares remaining subject to your Parc Option(s) on the Closing Date and rounding the resulting product down to the next whole number of shares of Cisco common stock. The exercise price per share of your assumed Parc Option(s) was determined by dividing the exercise price per share of your Parc Option(s) by the Option Exchange Ratio and rounding the resulting quotient up to the next whole cent.

Unless the context otherwise requires, any references in the Plan and the Option Agreement(s) to: (i) the “Company” or the “Corporation” means Cisco, (ii) “Stock,” “Preferred Stock” or “Shares” means shares of Cisco common stock, (iii) the “Board of Directors” or the

“Board” means the Board of Directors of Cisco and (iv) the “Committee” means the Compensation and Management Development Committee of the Board of Directors of Cisco. All references in the Option Agreement(s) and the Plan relating to your status as an employee of Parc will now refer to your status as an employee of Cisco, its holding company (if any) or any present or future Cisco subsidiary.

The vesting commencement date, vesting schedule and expiration date of your assumed Parc Option(s) remain the same as set forth in the Option Agreement(s), but the number of shares subject to your assumed Parc Option(s) and the exercise price per share have been adjusted to reflect the effect of the Acquisition. Vesting of options will be suspended during all leaves of absence in accordance with Cisco’s policies and the only permissible payment methods to exercise your assumed Parc Option(s) are: cash, check, wire transfer, or through the cashless exercise program of a broker designated by Cisco. All other provisions which govern either the exercise or the termination of your assumed Parc Option(s) remain the same as set forth in the Option Agreement(s), and the provisions of the Option Agreement(s) (except as expressly modified by this Agreement and the Acquisition) will govern and control your rights under this Agreement to purchase shares of Cisco common stock. Upon termination of your employment with Cisco you will have the limited post-termination exercise period specified in your Option Agreement(s) for your assumed Parc Option(s) to the extent vested and outstanding at the time of termination, generally three months (except in the case of death or permanent disability, in which case such period is 12 months), after which time your assumed Parc Option(s) will expire and NOT be exercisable for Cisco common stock.

Pursuant to the terms of your assumed Parc Option(s), you shall indemnify Cisco, your employer and any other person in respect of any amounts for which Cisco, your employer or any other person is obliged to account under the Pay-As-You-Earn system or in respect of your National Insurance Contributions arising from the exercise of your assumed Parc Option(s) in such form as the Committee may reasonably require. It is a condition of the exercise of your assumed Parc Option(s) that you agree to be responsible for paying any secondary Class 1 National Insurance Contributions (otherwise known as employer’s National Insurance Contributions) arising from the exercise of your assumed Parc Option(s). The Committee may make such regulations as it considers desirable to ensure the receipt of such amounts including, but not limited to, retaining the power to sell sufficient of the shares which you would otherwise have received upon exercise of your assumed Parc Option(s) in order to discharge the relevant liability (after deduction of relevant expenses).

Notwithstanding any other provision of this Agreement: (i) your assumed Parc Option(s) shall not form any part of any contract of employment between Cisco, or any subsidiary, and you, and it shall not confer on you any legal or equitable rights (other than those constituting your assumed Parc Option(s) themselves) against Cisco or any subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against Cisco or any subsidiary; (ii) your benefits under your assumed Parc Option(s) shall not form any part of your wages or remuneration or count as pay or remuneration for pension fund or other purposes; (iii) in no circumstances shall you, upon ceasing to hold the office or employment, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit which you might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise; and (iv) your assumed Parc Option(s) shall apply to Cisco common stock and shall not, for any reason or purpose, be deemed to apply to Cisco preferred stock.

To exercise your assumed Parc Option(s), you must utilize one of Cisco’s designated brokers. Please refer to Cisco’s option exercise policies and procedures detailed on Cisco’s Stock Administration website (https://wwwin-tools.cisco.com/FinAdm/STOCK/servlet/stockweb) or call the Human Resources Connection at (408) 526-5999 in the United States or 44 (0) 20 8824 4444 in the United Kingdom for further information.

Nothing in this Agreement or the Option Agreement(s) interferes in any way with your right and Cisco’s right, which rights are expressly reserved, to terminate your employment at any time for any reason. Any future options, if any, you may receive from Cisco will be governed by the terms of the Cisco stock option plan under which such options are granted, and such terms may be different from the terms of your assumed Parc Option(s), including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Please sign and date this Agreement by August 27, 2004, return it to Cisco at the following address:

Cisco Systems, Inc. 170 West Tasman Dr. MS-11-1 San Jose, CA 95134 Attn: Jean Wong, Stock Administration

[SIGNATURE PAGE FOLLOWS]

Until your fully executed Acknowledgment (attached to this Agreement) is received by Cisco’s Stock Administration Department your Cisco account will not be activated. If you have any questions regarding this Agreement or your assumed Parc Option(s), please contact Jean Wong at (408) 853-8828 or jeanwong@cisco.com. A requirement of the Merger is that Cisco register your assumed Parc Option(s) and the Shares covered by your assumed Parc Option(s) with the U.S. Securities and Exchange Commission. You will be given a prospectus as part of this registration.

CISCO SYSTEMS, INC.

By:
Mark Chandler
Corporate Secretary

[ACKNOWLEDGMENT PAGE FOLLOWS]

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands and agrees that all rights and liabilities with respect to the assumed Parc Option(s) listed on the table above are hereby assumed by Cisco and are as set forth in the Option Agreement(s) for such assumed Parc Option(s), the Plan and this Stock Option Assumption Agreement.

DATED: , 2004
«First_Name» «Lastname» - OPTIONEE
Cisco Employee No.: «CiscoEmpNo»
«Mailing_Address_1»
«Mailing_Address_2»
«Mailing_Address_3»

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